Exhibit 10.10

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND OF THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE AND CONFIDENTIAL.

Confidential

SECOND AMENDED AND RESTATED PLATFORM LICENSE AGREEMENT

This Second Amended and Restated Platform License Agreement (“Agreement”) is entered into by Alamar Biosciences, Inc. (“Alamar”), having its principal place of business at 47071 Bayside Parkway, Fremont, CA 94538, and Attovia Therapeutics, Inc. (“Licensee”), having its principal place of business at 1091 Industrial Road, Suite 301, San Carlos, CA 94070, and is retroactively effective June 1, 2023 (“Effective Date”). In consideration of the mutual covenants and promises set forth in this Agreement, the parties agree as follows:

1. Definitions.

1.1 “Affiliate” means any Person which directly or indirectly controls, is controlled by, or is under common control with a party as of or at any time after the Effective Date, but only so long as such control exists. For the purpose of this Agreement, “control” shall mean the direct or indirect ownership of more than fifty percent (>50%) of the outstanding shares on a fully diluted basis or other voting rights of the subject entity to elect directors, or the maximum control or ownership percentage permitted in the country where such entity exists, if lower.

1.2 “Alamar Acquirer” means any Person that acquires Alamar or its assets, or with which Alamar merges.

1.3 “Alamar IP” means all Alamar Know-How and Alamar Patents.

1.4 “Alamar Know-How” means any Know-How owned or Controlled by Alamar or its Affiliates as of the Effective Date or during the Term that are necessary or reasonably useful for (a) the use of the Attobody Platform or the Platform Improvements1 in the Therapeutic Field to (i) identify, research, and develop New Attobodies and (ii) develop Platform Improvements, and (b) the research, development, manufacture, use, or commercialization of the Existing Attobodies as part of Therapeutic Products and Companion Diagnostic Products. For clarity, [*] (collectively, the “Excluded Alamar Acquirer IP”).

1.5 “Alamar Patents” means Patents owned or Controlled by Alamar or its Affiliates as of the Effective Date or during the Term that would be infringed (absent the licenses granted herein) by (a) the use of the Attobody Platform or Platform Improvements in the Therapeutic Field to (i) identify, research and develop New Attobodies and (ii) develop Platform Improvements, and (b) the research, development, manufacture, use or commercialization of the Existing Attobodies and New Attobodies as part of Therapeutic Products and Companion Diagnostic Products. For clarity, [*]. For the avoidance of doubt, [*].

1.6 “Attobody” means (a) a biparatopic antibody (the “Original”); (b) [*]; (c) [*]; (d) [*]; and (e) [*]. For clarity, [*] the Original.

1.7 “Attobody Platform” means the antibody engineering platform developed by or on behalf of Alamar and to be provided to Licensee hereunder and including any improvements thereto developed by or on behalf of Alamar or its Affiliates during the Term that are applicable to the Therapeutic Field.

1.8 “Available” means, with respect to a Target, [*].

1.9 “Collaboration Patent” means a Patent Controlled by Licensee or its Affiliate or Sublicensee that claims a New Attobody, Existing Attobody, or any existing or future Existing Attobody Derivatives.

1.10 “Companion Diagnostic Product” means a test or device which provides information that is essential for the safe and effective use of a corresponding Therapeutic Product, [*].

1.11 “Control” means the ability of a Person to grant a license or sublicense to intellectual property as provided herein without violating the terms of any agreement with any third party.

1.12 “Development Candidate” means a New Attobody or Existing Attobody that the Licensee or its Affiliate or any Sublicensee intends to take into clinical development studies, with the goal of becoming a Therapeutic Product.

1.13 “EMA” means the European Medicines Agency or any successor thereto.

1.14 “Excluded Attobody(ies)” means, with respect to each Target (as defined below) that is subject to Licensee’s research and development activities under this Agreement, [*]. For clarity, [*].

1.15 “Excluded Transfer” means (a) any sale or other disposition of Product among Licensee and its Affiliates, except where such Affiliate is the end user of the applicable Product, or (b) any sale or other disposition of Products in connection with clinical and non-clinical research and trials, indigent programs, Products provided for free in connection with promotional programs, compassionate use sales or named patient sales, in each case if no monetary consideration exceeding the cost of goods for such Product is received for such sale or disposition.

1.16 “Existing Attobody(ies)” means the Attobodies developed by or for Alamar or its Affiliates using the Attobody Platform, and any compound embodying or incorporating any of the foregoing, in each case that are listed in Exhibit A and delivered to Licensee hereunder. For clarity, [*].

1.15 “Existing Attobody Derivative” means a derivative of an Existing Attobody identified, developed or otherwise resulting from activities by or on behalf of Licensee, its Affiliates or Sublicensee.

1.17 “FDA” means the United States Food and Drug Administration or any successor thereto.

1.18 “First Commercial Sale” means, with respect to any country, the first sale of a Product to any third party resulting in Net Sales in such country after Regulatory Approval is granted with respect to such country for such Product. For clarity, [*].

1.19 “Know-How” means any proprietary scientific or technical information, inventions, discoveries, results and data of any type whatsoever, in any tangible or intangible form, including inventions, discoveries, databases, safety information, practices, methods, instructions, techniques, processes, drawings, documentation, specifications, formulations, formulae, knowledge, know-how, trade secrets, skill, experience, test data and other information and technology applicable to formulations, compositions or products or to their manufacture, development, registration, use, marketing or sale or to methods of assaying or testing them, including pharmacological, pharmaceutical, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, physical and analytical, safety, quality control data, manufacturing, and stability data, studies and procedures, and manufacturing process and development information, results and data.

1.20 “Licensee Acquirer” means any Person that acquires Licensee in its entirety or all or substantially all of its assets, or with which Licensee merges, in each case resulting in such Person controlling (as such term is defined in Section 1.1) Licensee.

1.21 “MHRA” means the United Kingdom’s Medicines and Healthcare products Regulatory Agency or any successor thereto.

1.22 “Net Sales” means [*].

Notwithstanding the foregoing, (a) [*], and (b) [*].

For clarity, [*].

1.23 “New Attobody(ies)” [*].

1.24 “Patents” means all patents and patent applications (including any certificates of invention, supplementary protection certificates and applications therefor, applications for certificates of invention and priority rights) in any country or jurisdiction, including all international applications, provisional applications, substitutions, continuations, continuations-in-part, continued prosecution applications, including requests for continued examination, divisional applications and renewals, and all letters, patents or certificates of invention granted thereon, and all reissues, reexaminations, term extensions, term adjustments, term restorations, renewals, substitutions, confirmations, registrations, revalidations, revisions and additions of or to any of the foregoing, in each case, in any country or jurisdiction.

1.25 “Person” means any person or entity.

1.26 “Phase I Trial” means any human clinical trial designed to initially evaluate the safety, metabolism and/or pharmacokinetics of a Product, or a trial that would otherwise satisfy the requirements defined in 21 C.F.R. 312.21(a), or other comparable regulation imposed by the FDA, the MHRA, the EMA or their foreign counterparts for an equivalent clinical trial in the applicable country where such clinical trial takes place.

1.27 “Phase III Trial” means any human clinical trial designed to establish safety and efficacy of a Product as a basis for obtaining Regulatory Approval in the applicable country where such clinical trial takes place, or a trial that would otherwise satisfy the requirements defined in 21 C.F.R. 312.21(c), or other comparable regulation imposed by the FDA, the MHRA, the EMA or their foreign counterparts for an equivalent clinical trial in the applicable country where such clinical trial takes place.

1.28 “Product” means a product for the cure, treatment or prevention of human or animal diseases that comprises or contains New Attobodies or Existing Attobodies and their respective Derivatives For avoidance of doubt, each product that comprises or contains a different composition of New Attobodies or Existing Attobodies (e.g., by adding, substituting, or eliminating New Attobodies or Existing Attobodies) shall be treated as a different Product.

1.29 “Prosecution” means with respect to a Patent, the filing, preparation, prosecution (including conducting all correspondence and interactions with any patent office and seeking, conducting and defending all any interferences, inter partes reviews, reissue proceedings, reexaminations, and oppositions and similar proceedings), and maintenance thereof, including obtaining patent term extensions, regulatory exclusivity, supplemental protection certificates, or their equivalents with respect thereto. When used as a verb, “Prosecute” and “Prosecuting” mean to engage in Prosecution.

1.30 “Platform Improvement(s)” means improvements, enhancements, derivatives, and/or modifications of the Attobody Platform (including, for clarity, protocol changes) developed during the Term by or on behalf of Licensee, its Affiliates and Sublicensees.

1.31 “Regulatory Approval” means, with respect to a country, the grant of all approvals (including all applicable pricing and governmental reimbursement approvals) required from the relevant regulatory authority(ies), to market and sell a Product labeled for the cure, treatment or prevention of a human or animal disease in such country.

1.32 “Royalty Term” means, on a Product-by-Product and country-by-country basis, the period beginning on the First Commercial Sale of a Product in such country and ending on the later of (a) [*] thereafter and (b) the expiration of the last Valid Claim covering such Product in such country.

1.33 “SciNeuro Agreement” means [*].

1.34 “[*]” means [*].

1.35 “Sequence Identity” means [*].

1.36 “Sublicense” means a license or other right granted to an Affiliate or third party to (a) exercise Licensee’s rights to the Alamar IP granted in Section 3.1 hereunder, and/or (b) exercise any rights in any Existing Attobodies, New Attobodies, Derivatives, or any Product.

1.37 “Sublicensee” means any recipient of a Sublicense.

1.38 “Target” means a polypeptide or entity comprising a combination of at least one polypeptide and other macromolecules that is a site or potential site of therapeutic intervention by a therapeutic agent (e.g., a protein or protein segment to which a different protein, known or unknown, binds to and that may play a role in a disease process that is the intended site of therapeutic activity).

1.39 “Therapeutic Field” means the use of biological or chemical substances for the medical cure, treatment, or prevention of diseases of human beings or animals, [*].

1.40 “Therapeutic Product” means [*].

1.41 “Valid Claim” means a claim of an issued and unexpired Alamar Patent or Collaboration Patent which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental authority of competent jurisdiction, which is unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

2. Technology Transfer; Consulting.

2.1 Initial Delivery and Support. Promptly after the Effective Date, Alamar shall deliver the Attobody Platform and Existing Attobodies to Licensee in a manner to be mutually agreed by the parties. During the [*] following the Effective Date, Alamar shall provide, [*], reasonable technical assistance and support by making appropriate Alamar employees available to Licensee at reasonable times, places, and frequency, for the purpose of assisting Licensee to understand and use the Alamar IP in connection with Licensee’s research, development, manufacture and commercialization of Products. The Parties hereby acknowledge that Alamar has generated and delivered to Licensee the Existing Attobodies listed in Exhibit A.

2.2 Additional Consulting. Upon the parties’ mutual agreement, Alamar shall provide additional technical assistance and/or training beyond the initial [*] period, [*] unless otherwise mutually agreed by the parties.

2.3 Additional Alamar Know-How. On an ongoing basis throughout the Term, Alamar will transfer to Licensee, reasonably promptly following the discovery or development thereof, any material Alamar Know-How that to Alamar’s knowledge was not delivered to Licensee pursuant to Section 2.1.

3. Intellectual Property Rights.

3.1 License to Attobody Platform and Existing Attobodies. Subject to compliance with all terms and conditions of this Agreement, Alamar hereby grants to Licensee, under the Alamar IP (exclusively as to Alamar Patents and non-exclusively as to Alamar Know-How), a worldwide, non-transferable, sublicenseable (only in accordance with Section 3.2), royalty-bearing license to (a)

use the Attobody Platform in the Therapeutic Field to (i) identify, research, and develop New Attobodies (including all Derivatives thereof), (ii) to the extent necessary, manufacture and have manufactured New Attobodies (including all Derivatives thereof) and, (iii) develop Platform Improvements, and (b)

research, develop, manufacture, have manufactured, use, sell, offer for sale, import, export and commercialize the Existing Attobodies and New Attobodies (including all Derivatives thereof) as part of Therapeutic Products and Companion Diagnostic Products used solely with Therapeutic Products commercialized by Licensee.

3.2 Sublicenses. Licensee may grant Sublicenses (through multiple tiers) to any Sublicensee without the prior written consent of Alamar, provided that the terms of such Sublicense shall be no less protective of Alamar’s Confidential Information and the Alamar IP than the terms of this Agreement (including with respect to confidentiality and prohibitions on reverse engineering). Each Sublicense granted hereunder shall be in writing and shall incorporate terms and conditions sufficient to enable Licensee to comply with this Agreement. Licensee shall notify Alamar in writing promptly after entering into each Sublicense, and Licensee shall provide Alamar with a true and complete copy of each such Sublicense agreement within [*] after it becomes effective, subject to Licensee’s right to redact any confidential or proprietary information contained therein that is not necessary for Alamar to determine compliance with this Agreement.

3.3 Alamar Retained Rights. The exclusive portion of the foregoing licenses in Section 3.1 is exclusive in the Therapeutic Field even as to Alamar and its Affiliates, and Alamar and its Affiliates shall not exploit the Attobody Platform or any Alamar Patents or Alamar Know-How in the Therapeutic Field. For clarity, [*]. Alamar will promptly notify Licensee if it becomes aware of any activities by any of its customers in breach of the foregoing, and will take reasonable steps to cause the customer to cease such activities. Any authorizations or licenses granted by Alamar or its Affiliates to a third party in violation of this Section 3.3 will be null and void. Without limiting the foregoing, upon written notice by Licensee, Alamar or its Affiliate will terminate any such authorization or license.

3.4 License Restrictions. Except to the extent necessary to exercise the rights granted pursuant to Section 3.1, Licensee shall not (and shall not permit others to) (i) [*], (ii) [*], or (iii) permit third parties access to the Attobody Platform or Existing Attobodies (except (a) pursuant to a Sublicense in accordance with Section 3.2, (b) as permitted in accordance with Section 3.9(b), and (c) to Subcontractors during the Term, pursuant to Section 10.1 below).

3.5 [*]. As between the parties, and without limiting any other available remedy, Alamar owns the [*] and all intellectual property rights thereto. [*] constitutes a valuable trade secret of Alamar, and Alamar has used diligent efforts to maintain such items as its trade secret and Confidential Information (defined below). As owner of the entire right, title, and interest in and to [*], Alamar shall have the sole right, but not the obligation, to Prosecute any Patents disclosing or claiming the [*].

3.6 Target Clearance Process.

(a)	[*].

(b)	[*].

(c)	[*].

(d)	[*].

(e)	[*].

(f)	[*].

3.7 Excluded Attobodies. With respect to any Existing Attobody or New Attobody that Licensee wishes to designate as an Excluded Attobody, Licensee shall either (a) [*], or (b) [*] and either (i) [*] or (ii) [*]. An Excluded Attobody, once designated, may be [*]. For clarity, [*]. For further clarity, [*].

3.8 License Back. Licensee hereby grants to Alamar, on behalf of itself and its Affiliates, an exclusive (even as to Licensee and its Affiliates, but subject to Licensee’s rights with respect to Companion Diagnostic Products used in connection with the Therapeutic Products as set forth in Section 3.1), perpetual, irrevocable, worldwide, royalty-free, sublicenseable, transferable right and license, under Licensee’s intellectual property rights in and to the (a) [*], (b) [*] and (c) [*]. [*]. [*]. Prior to entering into any Sublicense to a potential Sublicensee or potential Licensee Acquirer, Licensee will use reasonable efforts to require such potential Sublicensees or potential Licensee Acquirer to grant to Alamar a license of the same scope as the license set forth in this Section 3.8 with respect to New Attobodies, Existing Attobody Derivatives (in each case, other than Excluded Attobodies) and Platform Improvements that may be developed by such potential Sublicensees or potential Licensee Acquirer. If any potential Sublicensee or potential Licensee Acquirer does not grant such a license to Alamar, then Licensee may not grant to such potential Sublicensee or potential Licensee Acquirer, and such potential Sublicensee or potential Licensee Acquiror shall not have, any rights under any Alamar Know-How or Alamar Patents covering inventions developed by or for Alamar or its Affiliates after the effective date of the applicable Sublicense or Acquisition. Notwithstanding anything else, [*].

3.9 Development and Commercialization; Platform Improvements.

(a) As between the parties, Licensee owns (i) all right, title and interest (including all intellectual property rights) in and to the Existing Attobodies, New Attobodies, and any Products (ii) the Platform Improvements (subject to Alamar’s ownership of intellectual property rights in and to the Attobody Platform), and (iii) all Patents, Know-How and other intellectual property rights in and to the Existing Attobodies, New Attobodies, and Platform Improvements (“Licensee IP”). Alamar shall assign, and hereby assigns, its entire right, title, and interest in and to the Existing Attobodies to Licensee, including without limitation any Patents disclosing or claiming any Existing Attobody. At Licensee’s request and expense, Alamar shall undertake all further reasonable actions required to evidence, record and perfect Licensee’s title to the Existing Attobodies. As between the parties, Licensee shall have the sole responsibility and right to research, develop, make, have made, and commercialize the Products, and shall be responsible for all marketing, regulatory and development costs directed towards obtaining Regulatory Approval for and selling Products. As owner of the entire right, title, and interest in and to the Licensee IP, Licensee shall have (A) [*].

(b) Licensee shall ensure that any third party to whom Licensee discloses, licenses or otherwise provides the Platform Improvements is bound by an enforceable written agreement that (A) requires such third party to maintain the Platform Improvements as confidential and not to disclose the Platform Improvements or any information related thereto to any third party, and (B) prohibits reverse engineering of the Platform Improvements and the underlying Attobody Platform, in each case of (A) and (B) except to the extent necessary to exercise the rights granted pursuant to Section 3.1. 3.10 Incomplete Nature of Attobody Platform. Licensee acknowledges and agrees that as of the Effective Date, the Attobody Platform has not been completed, and is under development by Alamar. Nothing herein shall obligate Alamar to (a) complete such development (which Alamar may complete in its sole discretion), (b) develop the Attobody Platform to any particular standards or specifications, or (c) provide any improvements to or completed version of the Attobody Platform to Licensee.

3. 11 Reservation of Rights. Except for the rights specifically and unambiguously granted in this Agreement, (a) no right or license is granted or implied, and (b) nothing herein shall be construed to limit or restrict, in any manner, (i) Alamar’s ability to use and exploit, or allow any Person to use or exploit, the Attobody Platform and/or any materials derived or developed therefrom (including antibodies or pharmaceutical products) outside the Therapeutic Field. Alamar does not own and therefor grants no rights or licenses hereunder in or to the Platform Improvements, Existing Attobodies, New Attobodies, and/or any modifications or derivatives thereof developed by or on behalf of Licensee, its Affiliates or Sublicensees.

4. Financial Terms.

4.1 Milestones. Licensee shall pay to Alamar, on a Product-by-Product basis, the following one-time fees:

(a)	[*];

(b)	[*];

(c)	[*];

(d)	[*].

Milestone payments shall be payable regardless of whether the applicable milestone event was achieved by Licensee, an Affiliate, either of their Sublicensees. Licensee shall pay each milestone payment to Alamar within [*] after the achievement of each milestone event. All milestone payments shall be accompanied by a detailed written report (in a form reasonably acceptable to Alamar) that includes all relevant information regarding the development activities that occurred with respect to the achievement the applicable milestone event.

4.2 Royalty on Net Sales. On a Product-by-Product basis, Licensee shall pay to Alamar the following royalties on Net Sales during the applicable Royalty Term for such Product:

For that portion of Net Sales less than or equal to [*] in the aggregate:[*]

For that portion of Net Sales greater than [*] in the aggregate: [*]

Within [*] after the end of the first [*] during which the First Commercial Sale of such Product occurs, and within [*] after the end of each [*] thereafter, Licensee shall deliver to Alamar, together with the applicable royalty payment due, a detailed written report (in a form reasonably acceptable to Alamar) on a country-by-country basis, of Net Sales for such Product for such [*], including [*]. With respect to the Net Sales of Products any Sublicensee of Licensee or any of its Affiliates, if Licensee is unable to collect the corresponding payment from such Sublicensees or Affiliates during the [*], after using diligent efforts to do so, then Licensee shall report such failure to collect to Alamar immediately along with reasonable supporting documentation, and Licensee shall be granted [*], during which to collect and remit the applicable Net Sales royalties to Alamar, without the application of interest in accordance with Section 4.8 during such [*]; the foregoing shall not, however, extend the deadline to provide the detailed written report to Alamar of such Net Sales. For avoidance of doubt, Alamar is only required to provide such extension one time per calendar year and no more than a total of three times, though Licensee may make reasonable additional requests to be approved in Alamar’s sole discretion.

4.3 Royalty Adjustment for Patent Expiration. If for any [*] during the Royalty Term for a Product in a country, such Product is not covered by a Valid Claim in such country, then notwithstanding anything to the contrary in Section 4.2, Licensee shall pay to Alamar royalties on Net Sales of such Product in such country at a rate of [*] of the amounts that would otherwise be due on such Net Sales under Section 4.2.

4.4 Acknowledgement. The parties acknowledge and agree that the royalty and milestone payments hereunder are not solely a royalty on Alamar IP, but also consideration paid over time for access to the Attobody Platform and Existing Attobodies, subject to the limitations described herein, and are in lieu of, for example, upfront and/or annual payments for access to such Attobody Platform and Existing Attobodies.

4.5 Records.

(a) Maintenance. Licensee shall keep (and shall cause its Subcontractors, Affiliates, and Sublicensees to keep) complete and accurate books and records pertaining to each such party’s research, development, and commercialization activities related to the Attobody Platform, New Attobodies, Existing Attobodies, Platform Improvements, and Products (the “Relevant Subject Matter”) for a period of at least [*] after the relevant payment is owed pursuant to this Agreement. The record-keeping obligations and inspection rights in this Section 4.5 shall supplement, and not replace or supersede, any similar rights or obligations hereunder.

(b) Semi-Annual Report. Within [*] after each six (6) month “anniversary” of the Effective Date during the Term, Licensee shall deliver to Alamar a written report, in a form reasonably acceptable to Alamar, detailing the progress of Licensee’s (and its Subcontractors’, Affiliates’, and Sublicensees’) research, development, and commercialization activities related to the Relevant Subject Matter, during the previous six (6) month period. Such report shall consist of: (i) [*], (ii) [*] (iii) [*], and (iv) [*] (all of the foregoing, a “Semi-Annual Report”). Notwithstanding anything to the foregoing, under section 4(b)(iv), Licensee, Sublicensee and its Subcontractors, Affiliates, and Sublicensees may at their reasonable discretion limit the provision of Net Sales calculations to the annual reporting obligations described in 4.2. Upon Alamar’s assessment of such New or Existing Attobodies’ data described in Section 4.5(b)(i), Licensee shall, at Alamar’s request, provide Alamar with [*].

(c) Records Examination. During the Term and for [*] thereafter, Licensee shall permit its books and records to be examined by an independent certified public accounting firm designated by Alamar and reasonably acceptable to Licensee, upon reasonable notice during normal business hours, provided such examination is requested in writing at least [*] in advance. Such examination is to be made at the expense of Alamar, except in the event that the results of the examination reveal an underpayment by Licensee of [*] or more over the period being examined, in which case the costs and expenses of such examination shall be paid (or reimbursed to Alamar, if such amounts have already been paid) by Licensee. If the examination establishes that Licensee underpaid any amounts due hereunder, Licensee shall pay Alamar such deficiency within [*] after Licensee’s receipt of a written report thereof, including interest thereon at the rate set forth in Section 4.8, and, if applicable pursuant to the previous sentence, the costs and expenses of the examination. The results of any such examination shall be Licensee’s Confidential Information. Licensee shall require its Affiliates and Sublicensees to afford Alamar the same rights as those granted Alamar in this Section 4.5(c).

4.6 Method of Payment. All payments due to Alamar under this Agreement shall be paid in United States Dollars by wire transfer to a bank in the U.S. designated in writing by Alamar. All references to “dollars” or “$” herein shall refer to United States Dollars. All amounts paid hereunder are non-refundable and non-creditable.

4.7 Taxes. Any amounts payable by Licensee to Alamar hereunder are exclusive of any and all applicable sales, use, VAT, GST, excise, property, withholding, and other taxes, levies, duties or fees (collectively, “Taxes”). Licensee shall be responsible for billing and collection from its customers and remitting to the appropriate taxing authority any and all Taxes which it is required to collect or remit. Each party shall be responsible for its own income, withholding, and property taxes.

4.8 Late Payments. Any amount owed by Licensee to Alamar under this Agreement that is not paid within the applicable time period set forth herein shall accrue interest at the lower of (a) [*], or (b) the highest rate permitted under applicable law.

4.9 Equity Interest. As further consideration, on the Effective Date, Licensee shall issue to Alamar 22,562,123 shares of Licensee’s common stock (the “Shares”) pursuant to a standard stock subscription agreement between Licensee and Alamar, which Shares shall be granted at the fair market value of Licensee’s common stock as determined by Licensee’s Board of Directors (“Board”) on the date the Board approves such grant. In connection with its receipt of the Shares, Alamar hereby agrees to execute counterparty signature pages to Licensee’s stockholders’ agreements, which will contain customer drag-along provisions, rights of first refusal, co-sale rights and other provisions applicable to Alamar. The Parties hereby acknowledge that Licensee has issued the Shares to Alamar, and has fulfilled its obligations to Alamar pursuant to this Section 4.9 in full.

5. Confidentiality.

5.1 Definition. “Confidential Information” means proprietary information, materials, and data of a financial, commercial or technical nature that the disclosing party or its Affiliates (the “Disclosing Party”) has supplied or otherwise made available to the other party or its Affiliates (the “Receiving Party”) hereunder. Notwithstanding anything to the contrary, the terms of this Agreement are deemed Confidential Information of both parties.

5.2 Obligations. The Receiving Party shall protect all Confidential Information against unauthorized disclosure to third parties with the same degree of care as the Receiving Party uses for its own similar information, but in no event less than a reasonable degree of care. The Receiving Party shall not use the Confidential Information except as necessary to exercise its rights and fulfill its obligations under this Agreement. The Receiving Party may disclose the Confidential Information only to its and its Affiliates’ respective directors, officers, employees, subcontractors, actual and potential licensees, consultants, attorneys, accountants, and banks (collectively, “Recipients”), who have a need-to-know such information in order for Receiving Party to exercise its rights or fulfill its obligations under this Agreement provided that the Receiving Party shall hold all Recipients to written obligations of confidentiality and non-use with terms and conditions at least as protective of the Confidential Information as those set forth in this Agreement. Receiving Party shall be liable for any breach of such written obligations or this Section 5 by its Recipients. For avoidance of doubt, (a) Licensee shall not disclose or make available the Attobody Platform, or any information or materials relating thereto to any third party or Recipient (except to a Subcontractor, Sublicensee, or Licensee Acquirer, and only then to the sole extent necessary for Licensee or such Subcontractor, Sublicensee or Licensee Acquirer to fulfill its obligations and/or exercise its rights pursuant to this Agreement and/or an applicable Sublicense or acquisition agreement). and (b) Alamar shall not disclose or make available the Platform Improvements, the Existing Attobodies, New Attobodies (including the sequences thereof) or any Licensee IP received by it hereunder to any third party or Recipient (except to a subcontractor, sublicensee, or acquirer, and only then to the sole extent necessary for Alamar or such subcontractor, sublicensee, or acquirer to fulfill its obligations and/or exercise its rights pursuant to this Agreement and an applicable sublicense or acquisition agreement). For clarity, the terms of this Section 4.9 shall serve to supplement, and not replace, amend, or abate any other restrictions on use and exploitation of the Attobody Platform set forth herein. Without limiting the above, Licensee may also disclose the terms and existence of this Agreement to its potential licensees, investors and acquirers on a confidential basis in connection with a potential collaboration, investment or acquisition (as applicable).

5.3 Exceptions. The obligations under this Section 5 shall not apply to any information to the extent the Receiving Party can demonstrate by competent evidence that such information:

(a) is (at the time of disclosure) or becomes (after the time of disclosure) generally known to the public through no breach of this Agreement by the Receiving Party or any Recipients to whom it disclosed such information;

(b) was rightfully known by, or was otherwise in the rightful possession of, the Receiving Party prior to the time of disclosure by the Disclosing Party;

(c) is disclosed to the Receiving Party on a non-confidential basis by a third party who is entitled to disclose it without breaching any confidentiality obligation (directly or indirectly) to the Disclosing Party; or

(d) is independently developed by or on behalf of the Receiving Party, as evidenced by its written records, without use of, reliance upon or access to the Confidential Information.

5.4 Disclosure Pursuant to Law or Order. Receiving Party may disclose Confidential Information that it is required to disclose under applicable laws or a court order, provided that the Receiving Party: (a) provides the Disclosing Party with prompt notice of such disclosure requirement if legally permitted, (b) affords the Disclosing Party an opportunity to oppose or limit, or secure confidential treatment for such required disclosure and (c) if the Disclosing Party is unsuccessful in its efforts pursuant to subsection (b), discloses only that portion of the Confidential Information that the Receiving Party is legally required to disclose.

6. Representations and Warranties; Disclaimer.

6.1 Representations and Warranties of Each Party. Each party represents and warrants to the other party that:

(a) it is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation;

(b) it has full corporate power and authority to execute, deliver, and perform under this Agreement, and has taken all corporate action required by applicable law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

(c) to such party’s knowledge, this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms;

(d) the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby, do not and shall not: (i) conflict with or result in a breach of any provision of its organizational documents, (ii) result in a breach of any agreement to which it is a party that would impair the performance of its obligations hereunder; or (iii) violate any applicable law; and

(e) it shall comply with all applicable laws in connection with this Agreement.

6.2 Representations and Warranties of Alamar. Alamar represents and warrants to Licensee that:

(a) To Alamar’s knowledge as of the Effective Date, (i) there are no existing third party rights that would prevent Licensee from making use of the Attobody Platform or Existing Attobodies as contemplated herein, and (ii) there are no actions, claims, or proceedings pending or, to Alamar’s knowledge, threatened with respect to the Attobody Platform or Existing Attobodies;

(a) Alamar has and will continue to have the rights to grant to Licensee the license purported to be granted to Licensee herein, and Licensee’s practice of the Alamar Patents and Alamar Know-How in accordance with this Agreement will not require the payment of any royalty or similar payment obligation to any third party;

(b) Alamar has not assigned, licensed or transferred, and will not assign, license or transfer, any rights in any Alamar IP to any third party in any manner that is inconsistent with the licenses granted to Licensee herein;

(c) Alamar will not [*] in any manner that would adversely affect Licensee’s rights hereunder [*];

(d) To Alamar’s knowledge, all Alamar Know-How presented to Licensee prior to the Effective Date and during the Term is and will be, as of the time it is presented to Licensee, accurate in all material respects; and

(e) Alamar will not (while an Attobody is designated as an Excluded Attobody in accordance with Section 3.7) research, develop, manufacture, have manufactured, use, transfer to a third party, sell, offer for sale, import, export or commercialize the [*] Excluded Attobodies, for any purpose.

Notwithstanding anything to the contrary, Alamar makes no representation, warranty, or covenant regarding the Platform Improvements or New Attobodies.

6.3 Representations and Warranties of Licensee. Licensee represents and warrants to Alamar that:

(a) Licensee will not, and will ensure all Sublicensees will not, assign, license or transfer any rights in any Platform Improvements, Existing Attobodies, and/or New Attobodies in any manner that is inconsistent with the licenses granted to Alamar herein; and

(b) Licensee (or its successor or assign) will continue to have the rights to grant to Alamar the license purported to be granted to Alamar herein.

6.4 Disclaimer. EXCEPT AS EXPRESSLY STATED IN THIS SECTION 6, (A) NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, (B) THE ATTOBODY PLATFORM, EXISTING ATTOBODIES, PLATFORM IMPROVEMENTS, NEW ATTOBODIES AND ANYTHING ELSE PROVIDED BY OR ON BEHALF OF EITHER PARTY PURSUANT TO THIS AGREEMENT ARE PROVIDED “AS IS,” AND (B) EACH PARTY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND OR NATURE, WHETHER EXPRESS OR IMPLIED, RELATING TO THE SUBJECT MATTER HEREUNDER, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, TITLE, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT. ALAMAR MAKES NO REPRESENTATION OR WARRANTY REGARDING THE PATENTABILITY, SAFETY, EFFICACY, PERFORMANCE DESIGN, MARKETABILITY, TITLE AND/OR QUALITY OF ANY PRODUCTS.

7. Indemnification.

7.1 Indemnification of Licensee. Subject to Section 7.3 below, Alamar agrees to indemnify, hold harmless and defend Licensee, its Affiliates, directors, officers, licensors, employees and agents (each a “Licensee Indemnitee”) from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) incurred by Licensee Indemnitees in connection with any and all suits, investigations, claims or demands of a third party (collectively, “Third Party Claims”) to the extent arising out of, resulting from or relating to [*]. Notwithstanding anything to the contrary herein, in no event shall Alamar be obligated to indemnify Licensee Indemnitees for (a) any Third Party Claims to the extent such Third Party Claims would be subject to indemnification by Licensee pursuant to Section 7.2, or (b) any Third Party Claims to the extent relating to (i) Platform Improvements or New Attobodies, (ii) any combination of the Attobody Platform with any other material or organism, in each case not made or provided by Alamar, or (iii) any use by Licensee, its Affiliates or Sublicensees of the Attobody Platform in violation of the terms of this Agreement.

7.2 Indemnification of Alamar. Subject to Section 7.3 below, Licensee agrees to indemnify, hold harmless and defend Alamar, its Affiliates, directors, officers, licensors, employees and agents (each an “Alamar Indemnitee”) from and against all Losses incurred by Alamar Indemnitees in connection with Third Party Claims to the extent arising out of, resulting from or relating to (a) the production, use, marketing, or sale of Products by Licensee or any other Person (except to the extent that such Third Party Claims would be subject to indemnification by Alamar pursuant to Section 7.1), and (b) the use by Licensee, its Affiliates or Sublicensees of the Attobody Platform in violation of the terms of this Agreement.

7.3 Indemnification Procedure. All indemnification claims provided for in Sections 7.1 and 7.2 shall be made solely by such party to this Agreement seeking indemnification hereunder (the “Indemnified Party”). The Indemnified Party shall promptly notify the indemnifying party (the “Indemnifying Party”) of any Third Party Claim, provided that failure to provide such notice will not relieve the Indemnifying Party of its indemnity obligations hereunder except to the extent that its defense of the Third Party Claim is materially prejudiced thereby. The Indemnified Party shall cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, in connection with the defense and settlement of the Third Party Claim, and permit the Indemnifying Party to solely control the defense and settlement of the Third Party Claim, provided, however, that the Indemnified Party may participate in and monitor such defense and settlement with counsel of its own choice at its own expense. Further, notwithstanding the foregoing, the Indemnifying Party shall not settle any Third Party Claim without the prior written consent of the Indemnified Party if the settlement would: (a) result in or impose any payment obligations on the Indemnified Party; (b) result in any admission of wrong-doing or fault by the Indemnified Party (or, in the case of Licensee, adversely affect the licenses granted to Licensee under this Agreement), or (c) subject the Indemnified Party to an injunction or otherwise limit the Indemnified Party’s ability to take any actions or refrain from taking any actions under this Agreement.

8. Term and Termination.

8.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue until terminated as provided herein (the “Term”).

8.2 Termination for Convenience. Licensee may terminate this Agreement at any time upon [*] written notice to Alamar.

8.3 Termination for Breach. Either party may terminate this Agreement upon a material breach of this Agreement by the other party by providing [*] written notice to the other party. The termination shall become effective at the end of the notice period unless the breaching party cures such breach during such notice period (or, if the breach, by its nature, is incurable, the breaching party takes action to mitigate the impact of such breach and reasonable precautions to prevent such breach from recurring within such period (the breaching party’s “Mitigation Procedures”), in a manner reasonably acceptable to the non-breaching party). If the allegedly breaching party disputes in good faith the existence, materiality, or cure of the applicable material breach (or the non-breaching party does not find the Mitigation Procedures reasonably acceptable), such matter will be subject to the dispute resolution provisions in Section 10.9 and this Agreement will remain in effect, and the cure period will be tolled, during the pendency of any such dispute.

8.4 Termination for Insolvency. Either party may terminate this Agreement immediately if the other party files in any court or agency pursuant to any statute or regulation of any state, county or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that party or of its assets, or if such other party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within [*] after the filing thereof, or if such other party shall propose to be a party to any dissolution or liquidation, or if such other party shall make an assignment for the benefit of its creditors.

8.5 Termination for IP Challenge. Alamar may terminate this Agreement upon [*] written notice if Licensee directly or indirectly challenges in a legal or administrative proceeding the patentability, enforceability or validity of any patents owned by Alamar that cover the Attobody Platform (other than in response to a subpoena or court or administrative law request) unless Licensee (a) withdraws from or terminates (or causes to be terminated) such proceeding during such [*] period, or (b) challenges such patents in defense of claims raised by or on behalf of Alamar or its Affiliate against Licensee or its Affiliate; provided that this provision shall not apply to the sole extent such a provision is prohibited by applicable law.

8.6 Effect of Expiration or Termination.

(a) Upon termination or expiration of this Agreement or any reason, all rights and licenses granted hereunder shall terminate except as set forth herein, and the following provisions shall survive termination or expiration of this Agreement: Sections 1, 3.5, 3.7, 3.8, 3.9, 3.10, 3.11, 4, and 5-10. Upon termination of this Agreement, Licensee may continue to exploit Products, subject to ongoing compliance with the surviving provisions hereof (including Section 4). Licensee acknowledges and agrees that Alamar may seek to enforce by any form of equitable relief (including specific performance) the obligations to cease development and commercialization as provided in this Section, and Licensee shall not contest Alamar’s right to pursue the foregoing and Alamar shall not be required to post a bond in connection therewith. Notwithstanding anything to the contrary herein, Licensee may continue to exercise any of the rights granted to it hereunder for the continuation of treatment of or administration of Products to subjects enrolled in clinical trials for medical, ethical, or safety reasons as reasonably determined Licensee, or any study sites or physicians involved in such clinical trials, for as long as necessary for such purposes.

(b) Upon termination of this Agreement, provided that a Sublicensee is not in material breach of its Sublicense, and at the request of the Sublicensee, Alamar will enter into a separate written agreement for the grant to such Sublicensee of license rights of the same scope granted by Licensee to such Sublicensee under the Sublicense, on terms and conditions substantially similar to those in the Sublicense, provided that, to the extent any of the Licensee’s obligations under such Sublicense are greater than Alamar’s obligations under this Agreement, Alamar and the Sublicensee will discuss and mutually agree on the applicability of such terms to Alamar.

(c) Within [*] after the date of termination of this Agreement, Licensee shall pay to Alamar all amounts that have accrued and are due hereunder on or prior to the date of termination. Upon termination or expiration of this Agreement, each Receiving Party shall return to the Disclosing Party or, if instructed by the Disclosing Party, properly destroy (and certify destruction of) all Confidential Information of the Disclosing Party, including any extracts, notes, modifications, or derivatives thereof, and the foregoing shall include Licensee’s return to Alamar, or destruction of, the Attobody Platform, in each case except to the extent needed to exercise any surviving rights hereunder.

9. Limitation of Liability. In no event shall either party or its directors, officers, employees, consultants, licensees and agents (collectively, “Agents”), be responsible or liable in connection with this Agreement for any indirect, special, punitive, incidental or consequential damages or lost profits to the other party or its Agents, or any other individual or entity regardless of legal theory. The above limitations on liability apply even though a party or its Agents may have been advised of the possibility of such damage. A party shall not, and shall require that its Agents do not, make any statements, representations or warranties or accept any liabilities or responsibilities whatsoever on behalf of the other party or its Agents.

10. General Provisions.

10.1 Subcontracting. Licensee may use subcontractors in the performance of its obligations and exercise of its rights hereunder (each, a “Subcontractor”), provided that Licensee (a) is responsible and liable for all actions and omissions of its Subcontractors and (b) Licensee binds each Subcontractor in writing to terms no less protective of Alamar and the Attobody Platform (including any intellectual property rights of Alamar) than those set forth herein (an “Subcontractor Agreement”). Licensee shall not permit any Subcontractor to take any action in connection with the Attobody Platform that is outside the scope of the rights granted to Licensee herein.

10.2 Relationship of the Parties. The parties to this Agreement recognize and agree that each is operating as an independent contractor and not as an agent of the other. This Agreement shall not constitute a partnership or joint venture, and neither party shall have the authority to bind the other party to any contract, arrangement or understanding or to take any action on behalf of the other party.

10.3 Assignment and Acquisition Protections. This Agreement is not assignable or transferable by either party without the other party’s prior written consent, provided that either party may assign or transfer this Agreement to (a) its Affiliate or (b) a third party that acquires all or substantially all of its business or assets to which this Agreement relates (whether by merger, restructuring, asset sale or other change of control). For clarity and notwithstanding anything to the contrary, any attempt to assign or transfer any rights in any Existing Attobodies, New Attobodies, Derivatives, or Products shall be deemed an assignment of this Agreement, and may not be so assigned or transferred without the applicable recipient of such rights agreeing in writing to be bound by all of the terms of this Agreement as they relate to such Existing Attobodies, New Attobodies, Derivatives, and/or Products.

10.4 Notices. Any notice, report, approval or consent required or permitted hereunder shall be in writing and shall be deemed to have been duly given to a party if delivered personally or mailed by first-class, registered or certified mail, postage prepaid to the address of that party as set forth on the first page of this Agreement; or such other address as is provided by that party to the other upon [*] written notice.

10.5 Force Majeure. Except for payment obligations, a party shall not be held liable or responsible to the other party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing party, including fires, floods, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotion or acts of God. The non-performing party shall provide reasonable notice of any force majeure event to the other party.

10.6 Waiver. No failure to exercise, and no delay in exercising, on the part of either party, any privilege, power, or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any privilege, right or power hereunder preclude further exercise of any other privilege, right or power hereunder. Any waivers or amendments shall be effective only if made in writing and signed by authorized representatives of the parties.

10.7 Severability. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be unenforceable or invalid, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

10.8 Governing Law. This Agreement shall be governed by and construed pursuant to the laws of the State of California without regard to conflicts of laws provisions thereof and without regard to the United Nations Convention on Contracts for the International Sale of Goods.

10.9 Dispute Resolution. Any dispute arising out of or in connection with this Agreement shall be referred to and finally resolved by binding arbitration in San Francisco, California, U.S. administered by the International Chamber of Commerce (“ICC”) (or any successor entity thereto) pursuant to its arbitration rules and procedures then in effect (the “Rules”) then in force. The number of arbitrators will be one, and the language to be used in such arbitration will be English. The decision of the arbitrator will be deemed final and binding upon each of the parties, and the prevailing party will be entitled to enter and enforce the decision of the arbitrator in any court of competent jurisdiction. Notwithstanding the foregoing, any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Patents shall be submitted to a court of competent jurisdiction in the country in which such Patents were granted or arose. Nothing in this Section 10.9 will preclude either party from seeking equitable, interim or provisional relief from a court of competent jurisdiction, including a preliminary injunction, either prior to or during any arbitration if necessary to protect the interests of such party or to preserve the status quo pending the arbitration proceeding.

10.10 Publicity. Neither party shall, without the prior written consent of the other party, issue any press release or make any other public announcement concerning the existence of this Agreement or its terms and conditions, or otherwise use the other party’s name(s), mark(s), and/or logo(s), such consent not to be unreasonably withheld.

10.11 Equitable Relief. The parties acknowledge that money damages alone may not adequately compensate a party in the event of a breach by the other party of this Agreement (including any unauthorized use of the Attobody Platform, Platform Improvements, or Existing or New Attobodies) and that, in addition to all other remedies available to a party at law or in equity, it shall be entitled to seek equitable relief (including injunction and specific performance) for the enforcement of its rights hereunder, without the requirement of posting a bond.

10.12 Entire Agreement. This Agreement is the complete and exclusive statement of the agreement and understanding of the parties and supersedes and cancels all previous written and oral agreements, understandings and communications relating to the subject matter of this Agreement. No amendment or change hereof or addition hereto shall be effective or binding on either of the parties hereto unless reduced to writing and duly executed on behalf of both parties.

10.13 Headings. The headings to the sections in this Agreement are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation. Any use of the term “including” shall mean “including without limitation.”

IN WITNESS WHEREOF, the parties hereto have caused this Second Amended and Restated Platform License Agreement to be executed so as to be effective on the date set forth above.

Alamar Biosciences, Inc.		Attovia Therapeutics, Inc.

By:	/s/ Tod White	By:	/s/ Zaneta Odrowaz
Name: Tod White		Name: Zaneta Odrowaz
Title: CFO/CBO		Title: CBO

Exhibit A

Existing Attobodies

[*]

Exhibit B

Neurological Targets Excluded from the Therapeutic Field

[*]

Exhibit C

Certain Licensee Reserved Targets

[*]

Exhibit D

Additional Licensee Reserved Targets

[*]

Exhibit E

Excluded Attobodies

[*]